Exhibit 10.15
(English Translation)
Cover

Index ZXED2010090230046862

SPD BANK
Financing Facility Agreement

SHANGHAI PUDONG DEVELOPMENT BANK

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Financing Facility Agreement

Company:                                Dalian Heavy Mining Equipment Manufacturing Co., Ltd. (hereafter “Client”)

Bank:                                           Shanghai Pudong Development Bank Co, Ltd,  Dalian Branch (hereafter “Bank “)

Based on the principles of equality and mutual benefit, the parties to this Agreement have followed the relevant laws and regulations and have undergone a friendly negotiation. On the basis of their equal positions and willingness, the parties to this Agreement hereby entered into an Agreement according to the following provisions:

Part I                                General Terms and Conditions

1.
Agreement.  Any documents entered into and signed by and between the Client and Bank, including the covenant to change the amount of the loan (see “Appendix I”)  and the other financing covenants are parts of this Agreement and shall be read in whole with this Agreement.

2.
Credit Facility.  For the purposes of this Agreement, the term of the credit facility refers to any term indicated in the Credit Facility Schedule (Part II of this Agreement) or any other valid agreement to change the credit facility, whichever is the latter.  Client shall submit its proposed credit facility within the timeframe set forth by such term to the Bank.  If any submission of such proposal exceeds the term of the credit facility, whether or not the facility is exhausted, Bank shall have the right to deny.

Client shall pay the commitment fee in accordance with the rate schedule and manner set forth by the Credit Facility Schedule based on the approved credit facilities.

3.
Change of Credit Facility. If there is any provision inconsistent with the Credit Facility Schedule (including any change to such schedule by agreement by and between the Client and Bank to change the credit facility from time to time), the latter shall prevail.  If any financing covenants signed by the Client and Bank within the credit facility is inconsistent with this Agreement, for any business or affair covered by such document, this covenant shall prevail.

Regardless of the aforementioned provision, the Bank shall have the right to terminate the disbursement or declare the early maturity of the credit facility under any subsidiary financing documents, provided that it is necessary to secure the debt, at its own discretion.  In the event of early maturity, the Client shall immediately repay the disbursed amount; in the event of the issuance of letter of credit, performance bond, draft pursuant to application, the Client shall fill the margin to 100%.

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4.
Finance.  According to this Agreement or any subsidiary covenant, within the maximum approved amount of loan and its term, the Client shall be able to apply for and the Bank shall (but is not obligated to) make a loan to the Client by providing a Line of Credit (generally named as “Financing” in this Agreement). The forms of Financing include: short-term loan, discount note (including agreed interest payment), note endorsement (Client as drawer and payer), factoring agreement, export L/C (including domestic letter of credit), import L/C, packing loan, documentary collection, opening of L/C (including Use L/C payable at sight and domestic L/C), issuance of performance bond (including standby) and issuance of bank draft.  The applicable financing form depends on the specifics set forth by the Table of Loan Amount.

5.	Subsidiary Covenant. For the purposes of this Agreement, the subsidiary covenant refers to any of the following documents signed by Client :

1)	In respect of short term loan, the cash flow loan agreement or any other document possibly signed by Client;
2)	In respect of discount note, the discount note agreement or any other document possibly signed by Client;
3)	In respect of note endorsement, the note endorsement agreement or any other document possibly signed by Client;
4)	In respect of factoring financing, the factoring financing agreement or any other document possibly signed by Client;
5)	In respect of export L/C (including domestic L/C), documentary collection, the export L/C, documentary collection agreement or any other document possibly signed by Client;
6)	In respect of import L/C, the import L/C agreement or any other document possibly signed by Client;
7)	In respect of packing loan, the packing loan agreement or any other document possibly signed by Client;
8)	In respect of opening of L/C, the L/C opening agreement or any other document possibly signed by Client;
9)	In respect of issuance of Guarantee or Standby Letter of Credit, the Guarantee or standby letter of credit issuance agreement;
10)	In respect of bank draft, the bank draft agreement or any other document possibly signed by Client.

The credit facility is revocable at any time prior to Bank’s agreement to disburse any loan to Client according to this Agreement and the conditions enacted in subsidiary covenants or Bank’s announcement of its commitment.  On the other side, the Client shall not revoke or amend any agreement signed by it or any proposed financing application/agreement, otherwise, the Client shall be held liable for any cost, expense or loss of Bank caused by the Client’s such revocation or amendment.

6.
Submission of Documents.  Client promises to submit the following documents or to satisfy the relevant conditions prior to the signature of this Agreement or at the request of Bank. However, Bank has no duty to authenticate those documents;

1)	Copy of Client’s latest article of association or business license;
2)	Board decision authorizing Client to sign this Agreement or relevant subsidiary financing documents (if article of association places limits on the legal representative’s authority to sign);
3)	Sample of Client’s authorization signed by authorized agent or representative;
4)	All other subsidiary financing documents signed by the Client pursuant to the requirement of Bank;

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5)	The designated date of disbursement by Client or the requirement that the opening date of L/C, Guarantee, bank draft by Bank is within the Bank’s business day;

6)	All other documents or conditions required by Bank from time to time.

7.
Occupied Credit Facility.  Refers to the total amount of disbursed financing facilities under this Agreement or the subsidiary covenants to the Client but not yet repaid plus the announced commitment as per request of Client.  It shall not include the Client’s or its guarantor’s collateral in the form of cash (including guarantees and the etc.)  and paid to the Bank, unless otherwise agreed.

8.
Revolving Facility.  To revolving financing facilities, upon the Client’s performance of its duties under this Agreement or the ancillary financing documents (including repayment of the relevant financing facilities, fulfillment of 100% margin, discharge of Bank’s disbursement obligation and so on), the amount of the occupied financing facilities being performed will be recovered and the Client can continue to apply for financing facilities under this Agreement. Once the non-revolving financing facilities are occupied, it shall not be recycled unless agreed by the Bank. Unless otherwise agreed, the Bank shall have right to review the profile of Client or the collateral annually.  Once the review is satisfied, the Client shall continue to use the financing facilities, otherwise, the Bank shall have right to cancel the financing facilities starting from the next fiscal year. Under such circumstance, except for the valid ancillary financing documents, the unused and the to-be-returned financing facilities is prohibited from being used.

9.
Guarantee.  If the credit facility under this Agreement is guaranteed, the precedent condition for Client’s application is such guarantee document shall be signed and take effect.  If the credit facility schedule sets forth requirements to the ratio of margin for the issuance of L/C, Guarantee/Standby Letter of Credit, Bank draft, the precedent condition for Client is the full payment to such ratio of margin.  If Client applies for the change of the credit facility and results in the increase of maximum credit facility, the Client shall increase the guarantee or encourage the guarantor to affirm the change and increase the guarantee.

10.
Tax.  Unless the client is required to deduct any tax from repayment under the law; the client shall repay in the full amount under this Agreement and shall not make any deduction.  If Client must deduct relevant tax by the law, the client shall present the proof of tax within fifteen (15) days of deduction. In the meanwhile, the Client shall submit extra payment to Bank so that the total payment received by the Bank is equal to the amount not being deducted.

11.
Declaration and Warranty. Client hereby announces the following declaration and warranty, which is deemed to be announced repetitively by the Client at each time of Bank’s disbursement under this Agreement or its ancillary financing documents.

1)
Client is a corporation registered and established pursuant to the law of China (excluding Hongkong, Macro and Taiwan, the same as below). It is authorized to sign this Agreement and any other document relevant to this Agreement. It has adopted any necessary corporate action to legalize, validate and enforce this Agreement and any other relevant documents.

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2)
Client’s execution and performance of this Agreement does not and will not contradict with any other agreement, document, and article of association, any applicable law, regulation or administrative rule, any document of relevant authority, judgment and decision.  The Agreement also does not contradict with any other duties or arrangements made by the Client.

3)
Client and its shareholder and subsidiary corporation have not been placed in any proceeding of wind-up, bankruptcy, rehabilitation, merger and acquisition, division, restructuring, dissolution, insolvency, suspension or any other similar legal proceeding, nor are they in any circumstances that would result in the application of such proceeding.

4)
Client is not involved in any economic, civil, criminal, administrative or arbitrative proceeding which might cause significant negative effect on it, nor is it involved in any circumstances which might result in the engagement in such proceeding or arbitration procedure.

5)
None of the major assets of client’s legal representative, director, superintendent other senior managers and its clients is under any kind of enforced execution, forfeiture, custody, freeze, lien or temporary receiver, nor does any of them get involved in any circumstance giving arise to such measurement.

6)
Any financial documents (if any) submitted by the Client are in compliance with the law of China. They are truly, completely and fairly reflecting the financial situation of Client.  Any material, document, information provided by the Client during its execution and performance of this Agreement and regarding itself and the guarantor are true, effective, accurate and complete without any concealment or omission;

7)
Any business of the Client is strictly complies with the applicable laws and regulations.  Client shall operate its business strictly conforming to its business license or within the scope of business under the law and shall complete the annual registration procedure in a timely fashion.

8)	Client guarantees the non-existence of any situation or affair which would give arise to any significant negative effect on its performing capacity.

12.	Commitment. Client hereby makes the following commitments:

1)	Client shall strictly comply with and perform its duties under this Agreement or any ancillary financing agreement.

2)
Unless otherwise agreed, Client shall repay the loan or advance in a timely fashion according to this Agreement or the ancillary financing documents or fulfill 100% of the margin as required by the Bank.  Client shall  complete and obtain any approval,  authorization, registration or permission as required by the applicable law and regulations and shall maintain their validity in order to properly sign and perform this Agreement  and any other relevant documents. Upon the Bank’s request, Client shall provide the proof of such document.

3)
Immediately within five business days of knowledge about its involvement in any significant negative economic, civil, criminal or administrative litigation proceeding or similar arbitrative procedure, or five business days of knowledge about any enforced execution, forfeiture, custody, freeze, lien or temporary receiver of its major assets, the Client shall notify the Bank in a writing to provide a detailed explanation of the effect and remedy adopted or planned to be adopted.

4)
Unless agreed by the Bank in writing, Client shall not attempt to clear any debt with a large amount owed to a third party other than the Bank, nor shall it attempt to perform any duty of suretyship to such.

5)
Unless agreed by the Bank in writing, Client shall not cause any large amount of liability or be liable, or attempt to provide security with priority in any form or place any lien for either its own or any third party’s debt;

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6)	Starting from signatory date of this Agreement, before the full repayment of this Agreement or the ancillary financing document and unless agreed by the Bank, Client shall not

i.	Proceed to wind-up, rehabilitation, bankruptcy, merger or acquisition, division, restructuring, dissolution, insolvency or suspension of business or any similar legal proceeding.

ii.	Unless necessary for the regular operation, sell, rent, give, transfer or depose of its major assets in any other way.

iii.	Change the structure of shares.
iv.	Sign any agreement or contract or make an agreement which shall significantly affect Client’s capacity to perform this Agreement or commit to perform the same.

7)
Whenever any particular circumstance or change occurs to the guarantee under this Agreement, the Client shall timely provide other guarantee required and acceptable by the Bank. Such particular circumstance or change include but are not limited to the guarantor’s end of business, insolvency, dissolution, suspension, revocation of business license, application or applying for restructuring and bankruptcy,  significant change in its operation or financial situation, engagement with the significant litigation or arbitration,  legal representative, director, superintendent and major management’s engagement  in any criminal proceeding,  the reduction of collateral’s value or potential risk of such, the forfeiture of collateral or its subject to other temporary preliminary order, breach of duty under the guarantee contract, request to rescind the guarantee contract and so on.

8)
Upon the request of Bank, Client shall complete the enforceable procedure of notary public before the notary public authority designated by Bank. Client shall bear the expense and voluntarily accept such enforcement.

9)	Client shall notify the Bank if any incident which shall have effect on its performance under this Agreement or relevant documents.

10)	Exclusive commitment of group clients (applicable to group clients) If Client to this Agreement is group clients, Client hereby commits:

i.
Client shall timely report any transaction equivalent to or above 10% of net assets of the accredited party, including a. relation between the transaction parties; b. subject and nature of transaction; c. amount of transaction or its ratio; d. pricing policy (including non-monetary or symbolized monetary transaction).

ii.
Any of the following events of the accredited party shall be deemed a Client’s breach of duty under this Agreement and shall enable the Bank at its sole discretion to rescind any credit not used by the Client, retrieve partial or entire used credit or require Client to put up % 100 margins: a. submission of fraudulent document or concealment of significant financial affair; b. change of intended use of credit without the approval of Bank,  divert use of credit or engagement of illegal or violated transaction by use of credit; c.  utilize fraudulent contract with relevant party and receivable draft or receivable account which has no actual trading background  for bank endorsement or collateral in exchange for cash or credit of bank; d. decline any supervision or examination of  Bank to its utility of credit or capital and its operation of finance; e.  the occurrence of a significant merger or acquisition or restructuring that the Bank believes it is going to effect the safety of credit; f. attempt to evade the liability to the Bank through a relevant transaction.

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13.
Fee and Expense.  For any fee and expense advanced by Bank regarding the modification, signature, enforcement, notary public or registration of this Agreement or relevant documents, upon the request of Bank, Client shall immediately reimburse to Bank. Unless the tax required by law and payable by Bank, Client shall pay the stamp duty and other tax under this Agreement or any relevant documents.

14.
Penalty.  The RMB rate for overdue divert penalty shall be negotiated by both parties and indicated in the credit facility schedule in accordance with the regulations of the Bank of the People’s Republic of China.  The computation of such penalty shall comply with the regulation set forth by the Bank of the People’s Republic of China.  The foreign currency overdue penalty rate and divert penalty rate shall be indicated in the credit facility schedule pursuant to a negotiation between the parties.  The computation of penalty is also indicated in the credit facility schedule pursuant to a negotiation between the parties.

15.
Rate of Exchange.  When computing the occupation of the credit facility, if the financing currency and the credit facility currency are different, Bank shall have right to make calculation according to its own rate of exchange. In any event that the change of conversion rate causes the total occupied credit facility exceeding the maximum credit facility, Bank shall have right to demand an immediate return of the exceeding amount from Client.  If Client’s repayment (including authorized repayment) is made in a currency other than the credit facility currency, Bank shall have right to purchase such currency according to its own rate of exchange with risk on Client.

16.
Authorized Repayment and Write-offs.  Client hereby authorizes the Bank that, at any time when Client’s repayment is due and not received by Bank, whether or not such repayment becomes due under this Agreement or the ancillary financing documents, Bank shall  have right to withdraw from any Client’s account on its behalf for such repayment. This authorization is irrevocable.  For any rate of exchange, Bank shall make its calculation on its own rate, with risk on Client.

17.
Proof of Debt.  Consistent with its operational guidelines, Bank shall maintain an account book or record of any transaction under this Agreement or ancillary financing documents on its bookkeeping. Unless obvious error, Client admit such account book or record is admissible proof of debt.

18.
Assignment.  Client shall not assign any rights or duties under this Agreement to any third party. However, Bank shall be able to assign its rights or duties under this Agreement to any third party. Besides, it shall be able to disclose any information regarding this Agreement to such party, including any information provided by Client or Client’s guarantor for the purpose of this Agreement.

19.
Disclosure.  Client agrees, besides the permissible disclosure enacted in provision 18, Bank shall be able to disclose any information related to this Agreement to its headquarters, branches, association or any of their employees.  At the same time, any Bank’s disclosure under the law or regulations or upon the request of the supervising authority, government agency or judicial department is also permissible.

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20.
Breach of Duty.  Any Client’s breach of this Agreement, declaration or guarantee or such declaration or guarantee is proved to be incorrect, untrue, tend to omit, misleading or breached,  and/or Client’s violation or non-performance of this Agreement or any covenants subsidiary to this Agreement, and/or any occurrence of Client that possibly affects the security of Bank’s loan, and/or  guarantor’s breach of guarantee, shall constitute Client’s breach of this Agreement and its subsidiary covenants and Bank shall not only be entitled to any damages or any other cost and expense, including attorney fees from Client, but also have right (but not obligated) to respectively or jointly adopt the following measures:

1)	Adjustment or recession of the credit facility under this Agreement;
2)
Declare the whole or part of the debt under any subsidiary covenants becomes overdue and payable by the Client with the principal and interest.  As to the draft, issuance of L/C, guarantee/ standby L/C paid by Bank within the credit facility, Bank shall  be able to demand Client to provide more margin,  or transfer from Client’s saving or checking account to its margin account for future payment or necessary advance on behalf of Client. If Bank has advanced such payment, Bank shall have right to demand Client’s immediate repayment;

3)	Calculate the interest according to the penalty rate under this Agreement or the subsidiary covenants, and double the interest for any unpaid interest;

4)	Withdraw deposit from any Client’s account in Bank according to Provision 16 of this Agreement.

21.	Miscellaneous

The amount of financing RMB TWENTY TWO MILLION EVEN as agreed in Part II of this Agreement is the maximum financing facilities, at any time the Exposure pursuant to a deduction of margin shall not exceed RMB ELEVEN MILLION EVEN.

22.
Applicable Law and Jurisdiction.  The law of China (excluding Hong Kong, Macro and Taiwan) is applicable and explainable to this Agreement. Any dispute arising from this Agreement is subject to the non exclusive jurisdiction of the People’s Republic of China court where Bank’s place of business is.

23.
Force Majeure.  Defined as any unpredictable, unavoidable and irresolvable occurrence, including but not limited to natural disaster, earthquake, typhoon, flood, fire, war, disturbance, epidemic disease, act of state, strike, downtime, power and communication failure, breakdown of internet system and breakdown of system.  Either party being affected shall notify the other as soon as it learned of the Force Majeure event and negotiate with the other for resolution. However, the party being affected shall not be liable for any breach of duty.

24.
Processing Service.  Client hereby affirms that the delivery of any subpoena, notice and other court document arising from the litigation under this Agreement and during the proceeding of litigation to the address indicated at the front of this Agreement shall deemed a complete service. The change of such address is ineffective unless Bank is notified in advance.

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25.
Notice.  Any notice from either party to the other shall be forwarded to the address indicated in the front of this Agreement, unless a party notifies the other of a change of address.  Any transmittal to such address is deemed to be delivered: for mailing of a letter, seven (7) business days after the registered mail; for personal delivery, the day when the recipient signs and accepts; for facsimile or electronic mail, the day of transmittal. However, all notice, request or other communication forwarded to Bank shall be deemed delivered even prior to Bank’s actual receipt. In addition, all notice to Bank transmitted by facsimile or electronic mail requires a post-confirmation by personal delivery or mailing of the original (with official stamp) to Bank.

26.
Divisibility of Provision.  The invalidity, illegibility or non-enforceability of any provision in this Agreement or the subsidiary covenants shall not effect other valid, legal and enforceable provisions of this Agreement or subsidiary covenants.

27.
Grace Period.  Within the term of this Agreement, any Bank’s grant of grace period or delayed action to Client’s breach of duty shall not damage, affect or limit the right or benefit of Bank as a creditor under the law or this Agreement, it shall not be deemed an approval to the Client’s breach of the Agreement, nor even a waiver of Bank’s right against the Client’s breach in the present or future.

28.
Effectiveness.  This Agreement takes effect on the day when it is sealed with both parties’ official stamps and signed by either parties’ legal representatives or persons in charge or authorized agent. Unless Bank rescinds the entire credit facility, or Client does not owe any balance to Bank under this Agreement or the subsidiary covenants, the Agreement shall always maintain its effectiveness.

29.	Document. The original of this Agreement has one form with four counterparts, one held by Client, two held by Bank, one held by collateral registration authority and with the same legal effect.

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Part II  Financing Limit Table

Name of Client: Dalian Heavy Mining Equipment Manufcaturing Co., Ltd.
Description of the Maximum Financing Facility
Limited Amount (Currency)	Twenty-two Million even RMB		Period (yyyy/mm/dd)	From 2011.1.19 To 2012.1.19
Revolving Facility Mode	Revolving Mode ☐ Revolvable ☒ Un-revolvable
Guarantor	De Xin Fan, Peng Tang, Feng Shou Sun, Lixin Wang, Wen Fang Wang, Bin Cheng, Yueqi Zou, Jia Sun, Zao Sun, Xian Guo Tang, Ji Fa Zhao, Hui Jun Mou, Bin Shu, Linqiang Yang, Yi Nan Liu, Yan Qiu Piao		Method of Security	☒ Mortgage ☐ Pledge ☐ Guarantee
Guarantor			Method of Security	☐ Mortgage ☐ Pledge ☐ Guarantee
Overdue Penalty Interest Rate (daily rate)	Daily 50% extra		Embezzle Penalty Interest Rate (daily rate)	Daily 100%
Margin Rate for Various Financing Product		☐ Endorsement % ☐ L/C % ☐ Drafts % ☐ Guarantee/Standby L/C %
Specific Applicable Financing Variety and Conditions
	Varieties of Financing Product	Amount (Sum, Currency)	Interest Rate / Fee	Maximum Period for Single Business
☒	Short-term Loan (Fixed Term)		Benchmark Interest rate increased by a factor of 20%	One Year
☐	Short-term Loan (Immediate Repayment)
☐	Trade Bill Discount Note(Includes Agreed Interest Method)
☐	Draft Discount Note
☐	Trade Bill Guarantee Discount (Client is the Acceptor)
☐	Factoring Financing
☐	Letter of Credit (Includes Domestic Certificate) Export Bills
☐	Letter of Credit Import Bills
☐	Packing Loan
☐	Export Collection Documentary
☐	Issuing Letter of Credit (Includes Usance)
☐	Issuing Letter of Guarantee (Includes Reserve L/C)
☒	Issuing Bank Acceptance Draft
☐
Note:  After the agreement has been reach by the client and the Financing Bank, financing product and amount could be adjusted within the financing limit of this Agreement.   The actual financing product and amount used by the client shall be according to the attachments of the financing documents.

Special Note:
(1)The client might choose the financing product on their own, the sum of all financing product shall not exceed the financing limit at all time.  The financing limit to any specific financing product, if the clients wish to have a separate line of credit, not mix use with other financing product, the client shall individually mark the amount for the specific financing product.
(2)If the client is mortgagor or the pledgor, the Guarantor shall be filled as “Self” or the client’s name.
(3)RMB interest rate shall be annual interest rate, floating interest rate shall indicate floating period. Fee could be filled as a specific amount or ratio.

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Appendix I:  Amendment of Credit Facility (Form)*

To: Shanghai Pudong Development Bank, Branch ____ Office_____  No.

Our Company hereby irrevocably apply for the amendment of credit facility granted to us according to the following conditions:
Credit Facility Agreement No.
General Amendment
1. Commitment fee is amended to :
2. The maximum credit facility  is upgraded to :
3. Additional guarantee document Number :
4. The period of maximum credit facility is extended to :
5. The overdue penalty rate is adjusted to :                The diverted penalty rate is adjusted to :
6. The margin rate  is adjusted to ☐ endorsement       % ;  ☐ Issuance of L/C          % ☐ Issuance of guarantee/standby L/C       % ☐ Issuance Bank Draft    %
7. The revolving manner is amended to :

Amendment of Applicable Financing Varieties
8. [             ]  (Please fill in the name of financing variety, multiple varieties is allowed) of credit facility is no more applicable alone.
9. [            ] (Please fill in the name of applicable financing variety) of credit facility is applicable alone for __________ten thousand yuan (name of currency)
10. [            ] (Please fill in the name of applicable financing variety) of credit facility is applicable alone for _________ ten thousand yuan (name of currency)
11. The interest rate and fee and the maximum period for single transaction for the following applicable financing variety shall be adjusted in accordance with the following standards:

Applicable Financing Variety	Interest Rate or Fee	Maximum Period of Single Transaction
[ ] (please fill in the name of applicable financing variety)
[ ] (please fill in the name of applicable financing variety)
[ ] (please fill in the name of applicable financing variety)
Declaration of Client	Affirmation of Guarantor
Our company hereby declares:  the above application is irrevocable. It takes effect as of the date of affirmation by official stamp and constitutes a valid amendment to credit facility agreement.  All other provisions of credit facility agreement are not amended and still valid.

Client (Official Stamp)
Legal Representative or Authorized Agent (Signature or Stamp)

The guarantor hereby affirms : I am notified the amendment and shall continue to performer my duty of guarantee to the principle debt after the amendment as of the date of amendment agreement’s effectiveness

Guarantor (Official Stamp):
Legal Representative or Authorized Agent (Signature or Stamp)

Affirmation of Bank
Agree to the amendment: Bank (Official Stamp) Legal Representative or Authorized Agent (Signature or Stamp) Date :
*This page was intentionally left blank as it was not applicable to the transaction.

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This Agreement is signed by either party on January 19, 2011. Client hereby confirms, at the time of signature, both parties have gone over each and every provision with detailed explanation and discussion, and either party has no other concern about each and every provision to this Agreement and has accurate and correct understanding on the legal meaning in terms of the rights and duties of relevant party, the confinement of duties and the disclaimer.

Client (Official Stamp)	Bank (Official Stamp)

Legal Representative or Authorized Agent	Legal Representative or Authorized Agent
(Signature or Stamp)	(Signature or Stamp)
/s/ Lixin Wang	/s/ Xin Hao Wang

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